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Exhibit 10.75

SETTLEMENT AGREEMENT AND GENERAL RELEASE

        This Settlement Agreement and General Release (hereinafter "Agreement") is made and entered into by and between David Sugishita ("Sugishita") and Peregrine Systems, Inc., including all of its affiliated companies, and its and their employees, directors, owners, officers, shareholders and agents (collectively referred to as "Peregrine").

        WHEREAS, Sugishita was employed by Peregrine as Executive Vice President from December 9, 2003 until on or about June 25, 2004;

        WHEREAS, on December 9, 2003, Sugishita entered into an employment agreement (hereinafter "Employment Agreement") with Peregrine;

        WHEREAS, Sugishita contends that he is entitled to separation benefits and other pay and benefits in connection with his employment and termination of employment from Peregrine;

        WHEREAS, Peregrine disputes Sugishita's entitlement to any separation benefits or other pay and benefits under his Employment Agreement or otherwise; and

        WHEREAS, the parties desire to settle all claims and issues that have, or could have been raised, in relation to Sugishita's employment with Peregrine and the termination thereof on the terms set forth below.

        NOW, THEREFORE, in consideration of the premises and promises herein contained, IT IS AGREED AS FOLLOWS:

        1.     Peregrine is entering into this Agreement for the sole purpose of avoiding the time and expense involved in the possible litigation of this matter. This Agreement shall not in any way be construed as an admission by Peregrine that it has acted wrongfully with respect to Sugishita or any other person, or that Sugishita has any rights whatsoever against Peregrine, its predecessors, affiliates or related entities or any of their current or former employees or agents, and Peregrine specifically disclaims any liability to or wrongful acts against Sugishita or any other person, on the part of itself, or any of its current or former employees or agents.

        2.     Peregrine agrees that when its counsel of record receives the fully executed original of this Agreement, then within 10 business days after the expiration of the revocation period in Paragraph 17 below, it shall transmit to Sugishita's attorney two checks in full and complete settlement of any and all claims Sugishita may have against (1) Peregrine and its predecessors, (2) all current and former employees and directors of Peregrine and its predecessors; (3) all current and former corporate entities affiliated with or related to Peregrine and its predecessors, and (4) all current and former employees of said affiliated or related entities. The first check, in the amount of $175,000, shall be made payable to David Sugishita, and Peregrine shall withhold taxes and other required amounts and issue him an IRS Form W-2 pertaining to this payment. The second check, in the amount of $50,000, shall be made payable to Rudy, Exelrod & Zieff, and Peregrine will issue an IRS Form 1099 with respect to this payment.

        Sugishita acknowledges that, except for the two above-referenced payments, he shall not be entitled to any other payments or benefits, including, but not limited to, any payments or benefits referenced in his Employment Agreement.

        3.     Sugishita recognizes and agrees that Peregrine has not made any withholding, be it income tax and/or social security, with respect to the above-mentioned second check, nor has it made a determination and/or opinion regarding such potential withholdings nor as to applicability of same. Sugishita agrees to assume absolute and complete responsibility and expressly releases Peregrine from any liability regarding such withholdings, be it local, federal or of any sort, that may be assessed upon the second check referenced above, or due to Peregrine's failure to make any withholding, including, but not limited to, interest, extra charges and/or penalties.

        4.     Sugishita represents that he has not filed any complaints, charges or lawsuits against Peregrine and its predecessors or against (1) any current or former employee of Peregrine, (2) any current or former affiliate or related entity of Peregrine and its predecessors, or (3) the current or former employees of said affiliates or related entities with any governmental agency or any court; that he will not file any complaint, charge or lawsuit against any of these entities or persons at any time hereafter for any event occurring prior to the date of this Agreement; and that if any court assumes jurisdiction of any complaint, charge or lawsuit against any of these entities or persons on behalf of Sugishita, he will request that the matter be dismissed with prejudice.

        5.     As a material inducement to Peregrine to enter into this Agreement, Sugishita represents and agrees that he will keep all of the terms of this Agreement completely confidential, and that, except as compelled by law, he has not and will not hereafter disclose any information concerning this Agreement or the settlement of this action to anyone other than to government agencies as required by law, and his spouse, attorneys and accountant, and to them only on the condition that each such person to whom such information is disclosed will be specifically instructed not to disclose in any manner any such information to any other person. As to any other person, Sugishita agrees that he will say no more than that the matter has been resolved in a way that is satisfactory to both parties, and further agrees that he will in no manner indicate any of the terms of this settlement or his opinion of the same. In the event that a breach of this confidentiality provision is proven, then the parties acknowledge that the damages for such a breach would be difficult to ascertain. Accordingly, the parties agree that the liability for such a breach on the part of Sugishita shall be liquidated damages in the amount of $10,000.

        All reference checks received by Peregrine about Sugishita will be directed to the Human Resources Department who will provide the person seeking information with the standard response of the company to such requests.

        Sugishita reaffirms his obligation to adhere to the Confidentiality and Non-Solicitation provisions in Section 10 of his Employment Agreement.

        6.     Sugishita represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his attorney, that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

        7.     As a material inducement to Peregrine to enter into this Agreement, Sugishita hereby irrevocably and unconditionally releases, acquits and forever discharges Peregrine, and all of its current and former subsidiaries, parent companies, affiliates, successors, predecessors, related corporate entities, assigns, owners, stockholders, partners, directors, officers, employees, agents, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) actually incurred of any nature whatsoever, known or unknown, suspected or unsuspected ("Claim" or "Claims") which Sugishita now has, owns or holds, or claims to have, own or hold, or which Sugishita at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Sugishita at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Releasees relating to any event, act or omission that has occurred as of the date of this Agreement. This Release shall not apply to any of Peregrine's obligations under the terms of this Agreement.

        8.     As a further material inducement to enter into this Agreement, Sugishita hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all losses, costs, damages, or expenses, including, without limitation, attorneys' fees incurred by Releasees or any of them, arising out of any breach of this Agreement by Sugishita or the fact that any representation made herein by Sugishita was false when made.

        9.     Sugishita expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Sugishita expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

        10.   Sugishita represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and agrees to indemnify, defend and hold Releasees harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.

        11.   Sugishita represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

        12.   This Agreement shall be binding upon Sugishita and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

        13.   This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. It is agreed that this Agreement shall be construed with the understanding that both parties were responsible for drafting it.

        14.   Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

        15.   This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be amended or modified except by virtue of a writing signed by both parties. Any waiver of one or more provisions of the Agreement shall not constitute a waiver of any of the remaining provisions hereto.

        16.   The parties agree to be solely responsible for their respective attorneys' fees and costs incurred in this matter. However, in the event it becomes necessary for any party to file a legal action to interpret or enforce this Agreement, then the prevailing party shall be entitled to reasonable legal fees, reasonable expert fees and costs.

        17.   Pursuant to the Older Workers' Benefit Protection Act, Sugishita waives any all rights and/or claims he may have under the Age Discrimination in Employment Act. Accordingly, Sugishita shall have 21 days from receipt of this Agreement to consider signing it, he shall have 7 days following signing of the Agreement to revoke it in writing, and this Agreement shall not be enforceable until the revocation period has expired. Any such written revocation shall be sent to William D. Claster, 4 Park Plaza, Irvine, California 92614-8557, Fax No. (949) 475-4629.

        PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

        Executed at San Jose, California this 6 day of February, 2005.

/s/ DAVID SUGISHITA DAVID SUGISHITA

        Executed at San Diego, California this 18th day of December, 2004.

By:	/s/ KEVIN N. COURTOIS
Printed Name: Kevin N. Courtois Title: SVP & General Counsel
APPROVED AS TO FORM:
February 8, 2005	RUDY, EXELROD & ZIEFF
	By:	/s/ ALAN B. EXELROD
Attorney for David Sugishita

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  Exhibit 10.75
SETTLEMENT AGREEMENT AND GENERAL RELEASE